                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
(Check One): Form 10-KSB Form 20-F Form 11-K Form 10-QSB Form N-SAR

For Period Ended:  SEPTEMBER 30, 2005
[ ] Transition Report on Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-QSB
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

================================================================================
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
================================================================================
================================================================================
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
================================================================================
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

--------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

MARC PHARMACEUTICALS, INC.
--------------------------
Full Name of Registrant

--------------------------
Former Name if Applicable
350 BEDFORD STREET, SUITE 203
-----------------------------
Address of Principal Executive Office (Street and Number)
STAMFORD, CT  06901
-------------------
City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|            (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                    effort or expense;

|X|            (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or
                    portion thereof, will be filed on or before the fifteenth
                    calendar day following the prescribed due date; or the
                    subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
                    calendar day following the prescribed due date; and

               (c)  The accountant's statement or other exhibit required by Rule
                    12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Forms 10-QSB, 20-F,
11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         Management is in the process of finalizing the operating results for the quarter ended September 30, 2005. The information could not be assembled and analyzed without unreasonable effort and expense to the Registrant. The Form
10-QSB will be filed as soon as practicable and within the 5 day extension period.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

   /S/ ROBERT M COHEN               (203)                     352-8870
   ------------------               -----                     --------
         (Name)                  (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of
1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).   |X| Yes   | | No

----------------------------------------------------------------

                                       2

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes
No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           MARC PHARMACEUTICALS, INC.
                  (Name of Registrant as Specified in Charter)
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  NOVEMBER  14, 2005             By  /s/ Robert M. Cohen
       --------------------               --------------------------------------
                                          Robert M. Cohen
                                          Chief Executive Officer and President

                                       3